Exhibit 99.1

DIME COMMUNITY BANCSHARES, INC.’S BUSINESS BANKING PORTFOLIO REACHES $1.2 BILLION OR 21% OF TOTAL LOANS
CRE Concentration Ratio declines to 679%

Brooklyn, NY – October 24, 2019 - Dime Community Bancshares, Inc. (NASDAQ: DCOM) (the “Company” or “Dime”), the parent company of Dime Community Bank (the “Bank”), today reported net income of $4.7 million for the quarter ended September 30, 2019, or $0.13 per diluted common share, compared with net income of $13.0 million for the quarter ended June 30, 2019, or $0.36 per diluted common share, and net income of $11.8 million for the quarter ended September 30, 2018, or $0.32 per diluted common share. Pre-tax income for the quarter ended September 30, 2019 was $5.6 million, compared to $17.5 million for the quarter ended June 30, 2019, and $15.3 million for the quarter ended September 30, 2018.

The decrease in pre-tax income was attributable to an increase in the loan loss provision ($11.2 million for the third quarter of 2019) due to a single Commercial & Industrial (“C&I”) relationship. Additional detail on the loan loss provision can be found in the “Credit Quality” section of this press release.

Mr. Kenneth J. Mahon, President and Chief Executive Officer (“CEO”) of the Company, stated, “Excluding the impact of the increased loan loss provision, core trends in our underlying business remain on-track with our business model transformation. The Net Interest Margin (“NIM”), excluding the impact of prepayment fees, has now expanded for four consecutive quarters. Growth in our Business Banking division portfolio continues to be accretive to our overall NIM.  Excluding the impact of prepayment fee income and loan loss provisions, pre-tax income for the quarter ended September 30, 2019 would have been $15.9 million, or 3% higher than the linked quarter pre-tax income of $15.4 million excluding prepayment fee income and loan loss provisions, and 11% higher than the year-ago pre-tax income of $14.3 million excluding prepayment fee income and loan loss provisions, on a comparative basis.”

Mr. Mahon continued, “After increasing for eight consecutive quarters (Q3 2017 to Q2 2019), the cost of deposits began to moderate in the third quarter of 2019. Deposit costs declined during the month of September and continued to trend lower in the month of October as well. This reduction bodes positively for our NIM on a go-forward basis.”

Highlights for the third quarter of 2019 included:

•
Strong growth in checking account balances. Compared to the third quarter of 2018, the sum of average non-interest-bearing checking account balances and average interest-bearing checking account balances for the third quarter of 2019 increased by 16.2% to $554.9 million;

•	The cost of deposits was flat on a linked quarter basis, versus a 9 basis points increase when comparing the second quarter of 2019 with the first quarter of 2019;
•	Successfully launched the Municipal Banking division, which is actively engaged with prospective clients and expects to begin onboarding deposit relationships in the fourth quarter of 2019;

•	Strong Business Banking originations of $152.8 million in the third quarter of 2019;
•
Business Banking loan originations for the third quarter of 2019 were at significantly higher rates than the overall portfolio; the weighted average rate (“WAR”) on Business Banking real estate originations was 4.95% and the WAR on C&I originations was 6.07% for the quarter ended September 30, 2019, compared to the total real estate and C&I loan portfolio WAR of 4.02% for the quarter ended September 30, 2019;

•
Total non-interest income was $3.4 million for the third quarter of 2019, driven by $0.2 million of customer-related loan level swap income, $0.3 million of gains from the sale of Small Business Administration (“SBA”) loans, and $1.8 million from service charges and other fees; and

•	Consolidated Company commercial real estate (“CRE”) concentration ratio was 679% at September 30, 2019, versus 706% at September 30, 2018.

Management’s Discussion of Quarterly Operating Results

Net Interest Income

Net interest income in the third quarter of 2019 was $36.2 million, a decrease of $0.3 million (-0.8%) from the second quarter of 2019 and an increase of $1.2 million (+3.3%) from the third quarter of 2018.

NIM was 2.34% during the third quarter of 2019, compared to 2.38% in the second quarter of 2019, and 2.33% during the third quarter of 2018.  For the third quarter of 2019, income from prepayment activity totaled $0.8 million, benefiting the NIM by 5 basis points, compared to $1.6 million, or 10 basis points, during the second quarter of 2019, and $1.3 million or 9 basis points during the third quarter of 2018.

Average interest-earning assets were $6.19 billion for the third quarter of 2019, a 3.7% (annualized) increase from $6.13 billion for the second quarter of 2019, and a 2.9% increase from $6.02 billion for the third quarter of 2018.

For the third quarter of 2019, the average yield on interest-earning assets was 3.89%, a decrease of 2 basis points compared with the second quarter of 2019, and an increase of 26 basis points compared to the third quarter of 2018.  The linked quarter decrease in the yield on average interest-earning assets was driven primarily by lower prepayment penalty fee income, which was partially offset by originations of Business Banking loans at higher rates than the rates on loan amortizations and satisfactions.

The ending WAR on the total loan portfolio was 4.02% at September 30, 2019, which represents a 3 basis point increase versus the ending WAR on the total loan portfolio at June 30, 2019, and a 29 basis point increase versus the ending WAR on the total loan portfolio at September 30, 2018. Mr. Mahon commented, “Our business model transformation was the key contributor to the year-over-year 29 basis point increase in the ending loan WAR. As intended in our strategic plan, as the Business Banking portfolio comprises a larger percentage of our overall balance sheet, we expect our overall loan yields to trend upwards.”

The average cost of borrowed funds (which primarily consists of Federal Home Loan Bank advances) was 2.39% for the third quarter of 2019, a decrease of 5 basis point versus the second quarter of 2019, and an increase of 14 basis points versus the third quarter of 2018.

Loans

The real estate loan portfolio decreased by $41.6 million (3.2% annualized) during the third quarter of 2019.  Total real estate loan originations were $166.0 million during the third quarter of 2019, at a WAR of 4.93%. Real estate loan amortization and satisfactions totaled $195.9 million, or 15.1% (annualized) of the portfolio balance, at an average rate of 3.99%. The annualized real estate loan payoff rate of 15.1% for the third quarter of 2019 was lower than the second quarter of 2019 (20.6% annualized) and higher than the third quarter of 2018 (14.0% annualized).

Average real estate loans were $5.19 billion in the third quarter of 2019, a decrease of $12.4 million (-1.0% annualized) from the second quarter of 2019, and a decrease of $11.1 million (-0.2%) from the third quarter of 2018.

Average C&I loans were $312.5 million in the third quarter of 2019, an increase of $22.6 million (+31.2% annualized) from the second quarter of 2019, and an increase of $125.8 million (+67.4%) from the third quarter of 2018.

Outlined below are the loan originations for the current quarter, linked quarter and prior year quarter.

($s in millions)	Originations/ Weighted Average Rate
Real Estate Originations	Q3 2019	Q2 2019	Q3 2018
Non-Business Banking	$39.7/4.87%	$92.1/4.82%	$47.2/4.71%
Business Banking	$126.3/4.95%	$157.5/5.01%	$101.8/4.99%
Total Real Estate	$166.0/4.93%	$249.6/4.94%	$149.0/4.90%
C&I Originations	$26.5/6.07%	$89.9/5.97%	$44.3/5.67%

Deposits and Borrowed Funds

The Company continues to focus on growing relationship-based business deposits sourced from its Business Banking division and its retail branches.  The Business Banking division ended the third quarter of 2019 with approximately $159.3 million of low-cost relationship-based checking and leasehold deposits at an average rate of approximately two basis points and total deposits of $292.8 million at an average rate of 68 basis points.

The cost of total deposits remained the same on a linked quarter basis, compared to a 9 basis point increase when comparing the second quarter of 2019 to the first quarter of 2019. Mr. Mahon commented, “Importantly, we continue to improve the quality of our deposit base, as evidenced by the non-interest- bearing deposits to total deposits ratio increasing to 9.5% at September 30, 2019 compared to 8.4% at September 30, 2018. We continue to manage our loan-to-deposit ratio in a range of approximately 125%, while pricing deposits so as to remain competitive within our local branch markets.”

Total deposits decreased by $44.1 million (4.0% annualized) on a linked quarter basis to $4.39 billion at September 30, 2019. The DimeDirect internet channel deposit portfolio was approximately $139.6 million at the end of the third quarter of 2019 compared to approximately $192.9 million at June 30, 2019.  Mr. Mahon commented, “In the third quarter of 2019, net outflows in DimeDirect were approximately $53 million, versus approximately $41 million for the second quarter of 2019. The increased outflows in the third quarter of 2019 (versus the second quarter of 2019) were a result of certain pro-active downward pricing adjustments we made for this segment. Given the reduced aggregate balances in the DimeDirect portfolio, we anticipate the magnitude of dollar outflows from DimeDirect to decline over time, resulting in less of a headwind to grow overall deposits in the future.”

The loan-to-deposit ratio was 124.9% at September 30, 2019, compared to 124.7% at June 30, 2019 and 123.5% at September 30, 2018.

Total borrowings, excluding $113.9 million of subordinated debt, were $1.12 billion at September 30, 2019, compared to $1.17 billion at June 30, 2019, and $73.8 million higher than $1.04 billion at September 30, 2018.

Non-Interest Income

Non-interest income was $3.4 million during the third quarter of 2019, $2.8 million during the second quarter of 2019, and $2.2 million during the third quarter of 2018.  Excluding gains and losses on equity securities and from sales of securities and other assets, non-interest income was $3.3 million during the third quarter of 2019, $2.7 million during the second quarter of 2019, and $2.1 million during the third quarter of 2018.

Mr. Mahon commented, “Growth in fee income was broad-based with year-over-year increases in all major categories, including: customer-related swap fee income, non-interest income from our SBA lending division, gain on sale income from our Residential Lending division, and service charges and other fees. As our relationship-based Business Banking platform grows, we expect to generate higher levels of fee income. In the second quarter of 2019, we established the infrastructure to offer our commercial borrowers interest rate swaps, and we continue to gain traction on this new product offering. In addition, our SBA lending division continues to leverage the power of Dime’s brand recognition and branch network, which is located in a densely populated metropolitan area, and is expected to drive increased levels of non-interest income over time.”

Non-Interest Expense

Total non-interest expense was $22.8 million during the third quarter of 2019, $22.3 million during the second quarter of 2019, and $21.6 million during the third quarter of 2018.  On a year-over-year basis, salaries and employee benefits expenses increased by $2.0 million as the Bank added relationship bankers and support staff as part of its Business Banking division buildout. The increase in salaries and employee benefits expense was partially offset by lower FDIC insurance premiums. In the third quarter of 2019, the Bank received notice that the FDIC’s Deposit Insurance Fund Reserve Ratio reached a pre-determined threshold, and as a result, an assessment credit from the FDIC totaling $0.5 million was recorded. In addition, no FDIC insurance premium expense was recognized for the third quarter of 2019. The FDIC insurance premium expense for the year-ago quarter was $0.4 million.

The ratio of non-interest expense to average assets was 1.41% during the third quarter of 2019, 1.40% during the second quarter of 2019, and 1.39% during the third quarter of 2018.

The efficiency ratio was 57.7% during the third quarter of 2019, 56.8% during the second quarter of 2019, and 58.1% during the third quarter of 2018.

Income Tax Expense

The reported effective tax rate for the third quarter of 2019 was 15.3% versus 25.4% for the second quarter of 2019. The lower tax rate for the third quarter of 2019 is primarily the result of lower pre-tax income for the third quarter of 2019.

Credit Quality

Non-performing loans at September 30, 2019 were $16.4 million, or 0.3% of total loans, an increase from $2.5 million, or 0.05% of total loans, at June 30, 2019. A loan loss provision of $11.2 million was recorded during the third quarter of 2019, compared to a loan loss credit of $0.4 million during the second quarter of 2019, and a loan loss provision of $0.3 million during the third quarter of 2018. Net charge-offs for the third quarter of 2019 were $5.1 million, compared to $0.4 million for the second quarter of 2019 and net recoveries of $0.01 million for the third quarter of 2018.

“This quarter’s elevated credit costs resulted primarily from a $5.0 million charge-off and a $7.5 million specific reserve taken against a single $20.0 million C&I relationship. The charged-down balance ($15.0 million) of the relationship has been placed on non-performing status. In analyzing the charge-off and specific reserve, we believe there were factors which were unique to this particular relationship. We consider the loss incurred as isolated and not indicative of any negative trends within either the borrowers’ industry (excluding the aforementioned relationship, our C&I portfolio has loan commitments of less than $5.0 million to the borrowers’ industry) or the Company’s overall credit profile,” commented Mr. Mahon.

The allowance for loan losses was 0.50% of total loans at September 30, 2019 and 0.38% of total loans at June 30, 2019.

At September 30, 2019, non-performing assets represented 2.9% of the sum of tangible common equity plus the allowance for loan losses and reserve for contingent liabilities (this non-Generally Accepted Accounting Principle (“GAAP”) statistic is otherwise known as the "Texas Ratio") (see “Problem Assets as a Percentage of Tangible Capital and Reserves” table and “Non-GAAP Reconciliation” table at the end of this news release).

Capital Management

The Company’s consolidated Tier 1 capital to average assets (“leverage ratio”), which was 8.76% at September 30, 2019, was in excess of all applicable regulatory requirements.

The Bank’s regulatory capital ratios continued to be in excess of all applicable regulatory requirements.  At September 30, 2019, the Bank’s leverage ratio was 9.81%, while Tier 1 capital to risk-weighted assets and Total capital to risk-weighted assets ratios were 11.86% and 12.38%, respectively.

Diluted earnings per common share of $0.13 was lower than the quarterly $0.14 cash dividend per share during the third quarter of 2019, equating to a 107.7% dividend payout ratio.

Book value per share was $16.94 and tangible book value per share (common equity less goodwill divided by number of shares outstanding) was $15.39 at September 30, 2019 (see “Non-GAAP Reconciliation” tables at the end of this news release).

Outlook for the Quarter Ending December 31, 2019

The Company continues to prioritize NIM growth and improving the quality of its balance sheet, over earning asset growth at lower margins.

The Company’s posted rack rates on multifamily loans continue to be above the rates offered by many competitors, thereby affecting the level of multifamily originations. As such, the multifamily portfolio is expected to continue trending lower for the remainder of the year. The Company has approximately $34 million of multifamily loans scheduled to reach their contractual repricing dates in the fourth quarter of 2019, and approximately $623 million of multifamily loans scheduled to reach their contractual repricing dates during fiscal year 2020.

Declines in the multifamily portfolio are expected to be offset by growth in the Business Banking portfolio and the Residential Lending portfolio.

The Business Banking division is projected to achieve full year 2019 net portfolio growth of $650 million to $700 million. Net portfolio growth for the Business Banking division for the first 9 months of 2019 was approximately $504 million.

Non‐interest expense for fiscal year 2019 is currently expected to be approximately between $89 million to $90 million. This estimate includes the cost of hiring new relationship bankers to meet the aforementioned portfolio growth target for the Business Banking division.

The Company projects that the consolidated effective tax rate for the fourth quarter of 2019 will be approximately 24%.

ABOUT DIME COMMUNITY BANCSHARES, INC.
The Company had $6.43 billion in consolidated assets as of September 30, 2019. The Bank was founded in 1864, is headquartered in Brooklyn, New York, and currently has 29 retail branches located throughout Brooklyn, Queens, the Bronx, Nassau and Suffolk Counties, New York. More information on the Company and the Bank can be found on Dime's website at www.dime.com.

This news release contains a number of forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). These statements may be identified by use of words such as "anticipate," "believe," “continue,” "could," "estimate," "expect," "intend," “likely,” "may," "outlook," "plan," "potential," "predict," "project," "should," "will," "would" and similar terms and phrases, including references to assumptions.

Forward-looking statements are based upon various assumptions and analyses made by the Company in light of management's experience and its perception of historical trends, current conditions and expected future developments, as well as other factors it believes are appropriate under the circumstances. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors (many of which are beyond the Company's control) that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Accordingly, you should not place undue reliance on such statements. Factors that could affect our results include, without limitation, the following: the timing and occurrence or non-occurrence of events may be subject to circumstances beyond the Company’s control; there may be increases in competitive pressure among financial institutions or from non-financial institutions; changes in the interest rate environment may reduce interest margins; changes in deposit flows, loan demand or real estate values may adversely affect the business of the Company and/or the Bank; unanticipated or significant increases in loan losses may negatively affect the Company’s financial condition or results of operations; changes in accounting principles, policies or guidelines may cause the Company’s financial condition to be perceived differently; changes in corporate and/or individual income tax laws may adversely affect the Company's financial condition or results of operations; general economic conditions, either nationally or locally in some or all areas in which the Company conducts business, or conditions in the securities markets or the banking industry may be less favorable than the Company currently anticipates; legislation or regulatory changes may adversely affect the Company’s business; technological changes may be more difficult or expensive than the Company anticipates; there may be failures or breaches of information technology security systems; success or consummation of new business initiatives may be more difficult or expensive than the Company anticipates; or litigation or other matters before regulatory agencies, whether currently existing or commencing in the future, may delay the occurrence or non-occurrence of events longer than the Company anticipates.

Contact: Avinash Reddy
Executive Vice President – Chief Financial Officer
(718) 782-6200 extension 5909

DIME COMMUNITY BANCSHARES,  INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(Dollars in thousands except share amounts)

	September 30, 2019	June 30, 2019	December 31, 2018
ASSETS:
Cash and due from banks	$112,541	$172,418	$147,256
Mortgage-backed securities available-for-sale, at fair value	453,018	409,510	466,605
Investment securities available-for-sale, at fair value	66,590	67,004	36,280
Marketable equity securities, at fair value	5,835	5,953	5,667
Real Estate Loans:
One-to-four family and cooperative/condominium apartment	134,361	120,523	96,847
Multifamily residential and residential mixed-use (1)(2)	3,608,156	3,736,500	3,866,788
Commercial real estate and commercial mixed-use	1,333,763	1,279,188	1,170,085
Acquisition, development, and construction ("ADC")	95,767	77,479	29,402
Total real estate loans	5,172,047	5,213,690	5,163,122
Commercial and industrial ("C&I")	309,593	316,061	229,504
Other loans	1,389	1,780	1,192
Allowance for loan losses	(27,294)	(21,134)	(21,782)
Total loans, net	5,455,735	5,510,397	5,372,036
Premises and fixed assets, net	22,507	23,069	24,713
Loans held for sale	1,839	3,814	1,097
Federal Home Loan Bank of New York capital stock	54,421	57,051	57,551
Bank Owned Life Insurance ("BOLI")	113,551	112,828	111,427
Goodwill	55,638	55,638	55,638
Operating lease assets	38,856	40,113	-
Other assets	44,804	40,567	42,308
TOTAL ASSETS	$6,425,335	$6,498,362	$6,320,578
LIABILITIES AND STOCKHOLDERS' EQUITY:
Deposits:
Non-interest-bearing checking	$416,457	$423,914	$395,477
Interest-bearing checking	135,721	117,555	115,972
Savings	356,767	325,797	336,669
Money Market	1,831,773	1,914,101	2,098,599
Sub-total	2,740,718	2,781,367	2,946,717
Certificates of deposit	1,650,688	1,654,169	1,410,037
Total Due to Depositors	4,391,406	4,435,536	4,356,754
Escrow and other deposits	110,233	85,811	85,234
Federal Home Loan Bank of New York advances	1,056,750	1,115,200	1,125,350
Subordinated Notes Payable, net	113,869	113,832	113,759
Other Borrowings	60,000	58,000	-
Operating lease liabilities	45,117	46,480	-
Other liabilities	39,056	34,802	37,400
TOTAL LIABILITIES	5,816,431	5,889,661	5,718,497
STOCKHOLDERS' EQUITY:
Common stock ($0.01 par, 125,000,000 shares authorized, 53,699,694 shares, 53,690,825 shares, and 53,690,825 shares issued at September 30, 2019, June 30, 2019, and December 31, 2018, respectively, and 35,951,652 shares, 35,887,395 shares, and 36,081,455 shares outstanding at September 30, 2019, June 30, 2019 and December 31, 2018, respectively)	537	537	537
Additional paid-in capital	279,768	279,327	277,512
Retained earnings	579,830	580,159	565,713
Accumulated other comprehensive loss, net of deferred taxes	(6,308)	(6,288)	(6,500)
Unearned equity award common stock	(8,892)	(8,165)	(3,623)
Common stock held by the Benefit Maintenance Plan	(1,496)	(1,509)	(1,509)
Treasury stock (17,748,042 shares, 17,812,299 shares, and 17,609,370 shares at September 30, 2019, June 30, 2019, and December 31, 2018, respectively)	(234,535)	(235,360)	(230,049)
TOTAL STOCKHOLDERS' EQUITY	608,904	608,701	602,081
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$6,425,335	$6,498,362	$6,320,578

(1)	Includes loans underlying cooperatives.
(2)
While the loans within this category are often considered "commercial real estate" in nature, multifamily and loans underlying cooperatives are here reported separately from commercial real estate loans in order to emphasize the residential nature of the collateral underlying this significant  component of the total loan portfolio.

DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands except share and per share amounts)

	For the Three Months Ended			For the Nine Months Ended
	September 30, 2019	June 30, 2019	September 30, 2018	September 30, 2019	September 30, 2018
Interest income:
Loans secured by real estate	$50,732	$50,811	$47,486	$150,720	$144,889
Commercial and industrial ("C&I") loans	4,442	4,134	2,729	12,012	6,541
Other loans	18	18	18	54	55
Mortgage-backed securities	2,973	2,961	2,852	9,131	7,515
Investment securities	626	570	59	1,616	123
Other short-term investments	1,488	1,457	1,480	4,392	4,537
Total interest income	60,279	59,951	54,624	177,925	163,660
Interest expense:
Deposits and escrow	16,582	16,271	13,361	47,870	36,100
Borrowed funds	7,501	7,176	6,235	22,031	18,384
Total interest expense	24,083	23,447	19,596	69,901	54,484
Net interest income	36,196	36,504	35,028	108,024	109,176
Provision (credit) for loan losses	11,228	(449)	335	11,100	1,641
Net interest income after provision for loan losses	24,968	36,953	34,693	96,924	107,535

Non-interest income:
Service charges and other fees	1,780	1,264	1,233	4,143	3,443
Mortgage banking income, net	77	61	79	206	292
Gain on equity securities	14	148	99	430	114
Gain (loss) on sale of securities and other assets	66	(57)	-	(67)	1,370
Gain on sale of loans	443	339	18	1,037	143
Income from BOLI	723	707	729	2,124	2,161
Loan level derivative income	197	291	-	488	-
Other	61	67	63	180	179
Total non-interest income	3,361	2,820	2,221	8,541	7,702
Non-interest expense:
Salaries and employee benefits	12,948	12,061	10,963	36,893	33,024
Stock benefit plan compensation expense	574	491	403	1,349	1,198
Occupancy and equipment	3,970	3,827	3,845	11,666	11,414
Data processing costs	1,803	1,908	1,823	5,777	5,374
Marketing	466	465	975	1,397	2,168
Federal deposit insurance premiums	(506)	586	382	534	1,521
Other	3,519	2,958	3,194	9,506	9,446
Total non-interest expense	22,774	22,296	21,585	67,122	64,145

Income before taxes	5,555	17,477	15,329	38,343	51,092
Income tax expense	850	4,442	3,547	9,102	12,244

Net Income	$4,705	$13,035	$11,782	$29,241	$38,848

Earnings per Share ("EPS"):
Basic	$0.13	$0.36	$0.32	$0.81	$1.05
Diluted	$0.13	$0.36	$0.32	$0.81	$1.04

Average common shares outstanding for Diluted EPS	35,769,461	35,864,389	37,189,648	35,866,059	37,399,740

DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES
UNAUDITED SELECTED FINANCIAL HIGHLIGHTS
(Dollars in thousands except per share amounts)

	At or For the Three Months Ended			At or For the Nine Months Ended
	September 30, 2019	June 30, 2019	September 30, 2018	September 30, 2019	September 30, 2018
Per Share Data:
Reported EPS (Diluted)	$0.13	$0.36	$0.32	$0.81	$1.04
Cash dividends paid per share	0.14	0.14	0.14	0.42	0.42
Book value per share	16.94	16.96	16.49	16.94	16.49
Tangible book value per share (1)	15.39	15.41	14.97	15.39	14.97
Dividend payout ratio	107.69%	38.89%	43.75%	51.85%	40.38%

Performance Ratios (Based upon Reported Net Income):
Return on average assets	0.29%	0.82%	0.76%	0.61%	0.82%
Return on average common equity	3.08%	8.59%	7.71%	6.42%	8.51%
Return on average tangible common equity (1)	3.39%	9.45%	8.49%	7.07%	9.37%
Net interest spread	2.07%	2.08%	2.11%	2.06%	2.20%
Net interest margin	2.34%	2.38%	2.33%	2.34%	2.40%
Average interest-earning assets to average interest-bearing liabilities	118.38%	119.47%	117.46%	118.70%	117.06%
Non-interest expense to average assets	1.41%	1.40%	1.39%	1.40%	1.36%
Efficiency ratio	57.69%	56.83%	58.10%	57.76%	55.59%
Loan-to-deposit ratio at end of period	124.86%	124.71%	123.53%	124.86%	123.53%
CRE consolidated concentration ratio (2)	678.9%	697.3%	706.1%	678.9%	706.1%
Effective tax rate	15.30%	25.42%	23.14%	23.74%	23.96%

Average Balance Data:
Average assets	$6,446,382	$6,391,476	$6,231,801	$6,400,652	$6,288,747
Average interest-earning assets	6,191,299	6,134,510	6,016,728	6,145,701	6,069,781
Average loans	5,503,233	5,492,455	5,388,065	5,480,330	5,472,116
Average deposits	4,416,143	4,378,999	4,386,631	4,378,729	4,050,336
Average common equity	610,487	607,152	611,022	607,238	608,685
Average tangible common equity (1)	554,849	551,515	555,385	551,600	553,047

Asset Quality Summary:
Non-performing loans (excluding loans held for sale)	$16,378	$2,538	$2,978	$16,378	$2,978
Non-performing assets	16,378	2,538	2,978	16,378	2,978
Net charge-offs	5,068	358	(11)	5,588	1,344
Non-performing loans/ Total loans	0.30%	0.05%	0.06%	0.30%	0.06%
Non-performing assets/ Total assets	0.25%	0.04%	0.05%	0.25%	0.05%
Allowance for loan loss/ Total loans	0.50%	0.38%	0.39%	0.50%	0.39%
Allowance for loan loss/ Non-performing loans	166.65%	832.70%	716.25%	166.65%	716.25%
Loans delinquent 30 to 89 days at period end	$139	$105	$531	$139	$531

Capital Ratios - Consolidated:
Tangible common equity to tangible assets (1)	8.69%	8.58%	8.78%	8.69%	8.78%
Tier 1 common equity ratio	10.62	10.94	11.66	10.62	11.66
Tier 1 risk-based capital ratio	10.62	10.94	11.66	10.62	11.66
Total risk-based capital ratio	13.33	13.58	14.54	13.33	14.54
Tier 1 leverage ratio	8.76	8.83	8.96	8.76	8.96

Capital Ratios - Bank Only:
Tier 1 common equity ratio	11.86%	12.14%	13.26%	11.86%	13.26%
Tier 1 risk-based capital ratio	11.86	12.14	13.26	11.86	13.26
Total risk-based capital ratio	12.38	12.56	13.71	12.38	13.71
Tier 1 leverage ratio	9.81	9.77	10.15	9.81	10.15

(1)	See "Non-GAAP Reconciliation" table for reconciliation of tangible common equity and tangible assets. Average balances are calculated using the ending balance for months during the period indicated.
(2)	The CRE concentration ratio is calculated using the sum of commercial real estate, excluding owner occupied commercial real estate, multifamily, and ADC, divided by consolidated capital.

DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES
UNAUDITED AVERAGE BALANCES AND NET INTEREST INCOME
(Dollars in thousands)

	For the Three Months Ended
	September 30, 2019			June 30, 2019			September 30, 2018
	Average Balance	Interest	Average Yield/ Cost	Average Balance	Interest	Average Yield/ Cost	Average Balance	Interest	Average Yield/ Cost
Assets:
Interest-earning assets:
Real estate loans	$5,188,967	$50,732	3.91%	$5,201,395	$50,811	3.91%	$5,200,021	$47,486	3.65%
Commercial and industrial loans	312,472	4,442	5.69	289,843	4,134	5.71	186,686	2,729	5.85
Other loans	1,794	18	4.01	1,217	18	5.92	1,358	18	5.30
Mortgage-backed securities	432,071	2,973	2.75	423,387	2,961	2.80	432,213	2,852	2.64
Investment securities	74,349	626	3.37	64,488	570	3.54	11,158	59	2.12
Other short-term investments	181,646	1,488	3.28	154,180	1,457	3.78	185,292	1,480	3.19
Total interest-earning assets	6,191,299	60,279	3.89%	6,134,510	59,951	3.91%	6,016,728	54,624	3.63%
Non-interest-earning assets	255,083			256,966			215,073
Total assets	$6,446,382			$6,391,476			$6,231,801

Liabilities and Stockholders' Equity:
Interest-bearing liabilities:
Interest-bearing checking accounts	$125,310	$56	0.18%	$125,041	$91	0.29%	$114,865	$55	0.19%
Money market accounts	1,845,594	6,883	1.48	1,908,737	7,397	1.55	2,264,082	7,542	1.32
Savings accounts	341,170	157	0.18	327,312	46	0.06	347,041	50	0.06
Certificates of deposit	1,674,478	9,485	2.25	1,595,849	8,737	2.20	1,297,857	5,714	1.75
Total interest-bearing deposits	3,986,552	16,582	1.65	3,956,939	16,271	1.65	4,023,845	13,361	1.32
Borrowed Funds	1,243,561	7,501	2.39	1,177,940	7,176	2.44	1,098,713	6,235	2.25
Total interest-bearing liabilities	5,230,113	24,083	1.83%	5,134,879	23,447	1.83%	5,122,558	19,596	1.52%
Non-interest-bearing checking accounts	429,591			422,060			362,786
Other non-interest-bearing liabilities	176,191			227,385			135,435
Total liabilities	5,835,895			5,784,324			5,620,779
Stockholders' equity	610,487			607,152			611,022
Total liabilities and stockholders' equity	$6,446,382			$6,391,476			$6,231,801
Net interest income		$36,196			$36,504			$35,028
Net interest spread			2.07%			2.08%			2.11%
Net interest-earning assets	$961,186			$999,631			$894,170
Net interest margin			2.34%			2.38%			2.33%
Ratio of interest-earning assets to interest-bearing liabilities		118.38%			119.47%			117.46%

Deposits (including non-interest-bearing checking accounts)	$4,416,143	$16,582	1.49%	$4,378,999	$16,271	1.49%	$4,386,631	$13,361	1.21%

DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES
UNAUDITED SCHEDULE OF LOAN COMPOSITION AND WEIGHTED AVERAGE RATES ("WAR") (1)
(Dollars in thousands)

	At September 30, 2019		At June 30, 2019		At September 30, 2018
	Balance	WAR	Balance	WAR	Balance	WAR
Loan balances at period end:
One-to-four family residential, including condominium and cooperative apartment	$134,361	4.38%	$120,523	4.60%	$71,464	4.42%
Multifamily residential and residential mixed-use (2)(3)	3,608,156	3.72	3,736,500	3.69	4,015,424	3.52
Commercial real estate and commercial mixed-use	1,333,763	4.31	1,279,188	4.26	1,106,430	4.10
Acquisition, development, and construction ("ADC")	95,767	6.00	77,479	6.57	11,144	6.26
Total real estate loans	5,172,047	3.93	5,213,690	3.88	5,204,462	3.66
Commercial and industrial ("C&I")	309,593	5.46	316,061	5.78	207,743	5.53
Total	$5,481,640	4.02%	$5,529,751	3.99%	$5,412,205	3.73%

(1)	Weighted average rate is calculated by aggregating interest based on the current loan rate from each loan in the category, divided by the total amount of loans in the category.
(2)	Includes loans underlying cooperatives.
(3)
While the loans within this category are often considered "commercial real estate" in nature, multifamily and loans underlying cooperatives are here reported separately from commercial real estate loans in order to emphasize the residential nature of the collateral underlying this significant  component of the total loan portfolio.

DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES
UNAUDITED SCHEDULE OF NON-PERFORMING ASSETS AND TROUBLED DEBT RESTRUCTURINGS ("TDRs")
(Dollars in thousands)

	At September 30, 2019	At June 30, 2019	At September 30, 2018
Non-Performing Loans
One-to-four family residential, including condominium and cooperative apartment	$1,161	$832	$443
Multifamily residential and residential mixed-use (1)(2)	153	428	1,473
Commercial real estate and commercial mixed-use real estate (2)	63	1,274	1,059
C&I	15,000	-	-
Other	1	4	3
Total Non-Performing Loans (3)	$16,378	$2,538	$2,978
Total Non-Performing Assets	$16,378	$2,538	$2,978

Performing TDR Loans
One-to-four family and cooperative/condominium apartment	$9	$11	$16
Multifamily residential and mixed-use residential real estate (1)(2)	-	252	277
Commercial real estate and commercial mixed-use real estate (2)	-	4,037	4,107
Total Performing TDRs	$9	$4,300	$4,400

(1)	Includes loans underlying cooperatives.
(2)
While the loans within this category are often considered "commercial real estate" in nature, multifamily and loans underlying cooperatives are here reported separately from commercial real estate loans in order to emphasize the residential nature of the collateral underlying this significant component of the total loan portfolio.

(3)	There were no non-accruing TDRs for the periods indicated.

PROBLEM ASSETS AS A PERCENTAGE OF TANGIBLE CAPITAL AND RESERVES (TEXAS RATIO)
(Dollars in thousands)

	At September 30, 2019	At June 30, 2019	At September 30, 2018
Total Non-Performing Assets	$16,378	$2,538	$2,978
Loans 90 days or more past due on accrual status (4)	380	1,531	1,242
TOTAL PROBLEM ASSETS	$16,758	$4,069	$4,220

Tangible common equity (5)	$553,266	$553,063	$547,939
Allowance for loan losses and reserves for contingent liabilities	27,319	21,159	21,330
TANGIBLE COMMON EQUITY PLUS RESERVES	$580,585	$574,222	$569,269

TEXAS RATIO (PROBLEM ASSETS AS A PERCENTAGE OF TANGIBLE COMMON EQUITY AND RESERVES)	2.9%	0.7%	0.7%

(4)
These loans were, as of the respective dates indicated, expected to be either satisfied, made current or re-financed in the near future, and were not expected to result in any loss of contractual principal or interest.  These loans are not included in non-performing loans.

(5)	See "Non-GAAP Reconciliation" table for reconciliation of tangible common equity and tangible assets.

DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES
NON-GAAP RECONCILIATION
(Dollars in thousands except per share amounts)

	For the Three Months Ended			For the Nine Months Ended
	September 30, 2019	June 30, 2019	September 30, 2018	September 30, 2019	September 30, 2018
Reconciliation of Reported and Adjusted ("non-GAAP") Net Income:
Reported net income	$4,705	$13,035	$11,782	$29,241	$38,848
Adjustments to net income, net of tax (1):
Less: Loss (Gain) on sale of securities	(45)	39	-	46	(930)
Tax adjustment	-	-	(104)	-	(196)
Adjusted ("non-GAAP") net income	$4,660	$13,074	$11,678	$29,287	$37,722

Adjusted Ratios (Based upon "non-GAAP Net Income" as calculated above):
Adjusted EPS (Diluted)	$0.13	$0.36	$0.32	$0.82	$1.01
Adjusted return on average assets	0.29%	0.82%	0.75%	0.61%	0.80%
Adjusted return on average common equity	3.05	8.61	7.64	6.43	8.26
Adjusted return on average tangible common equity	3.36	9.48	8.41	7.08	9.09
Adjusted non-interest expense to average assets	1.41	1.40	1.39	1.40	1.36
Adjusted efficiency ratio	57.69	56.83	58.10	57.76	55.59

	September 30, 2019	June 30, 2019	September 30, 2018
Reconciliation of Tangible Assets:
Total assets	$6,425,335	$6,498,362	$6,294,193
Less:
Goodwill	55,638	55,638	55,638
Tangible assets	$6,369,697	$6,442,724	$6,238,555

Reconciliation of Tangible Common Equity - Consolidated:
Total common equity	$608,904	$608,701	$603,577
Less:
Goodwill	55,638	55,638	55,638
Tangible common equity	$553,266	$553,063	$547,939

(1)	Adjustments to net income are taxed at the Company's statutory tax rate of approximately 32% unless otherwise noted.